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                                                                   EXHIBIT 10.5


July 1, 1996

Lynne Hoffman-Engel
One Tunstall Road
Scarsdale, New York 10583


Dear Lynne:

     The following are the terms of your employment by Platinum Entertainment, Inc. as Senior Vice President, Sales and Marketing.

     1. You shall exercise all of the executive and administrative responsibilities of Senior Vice President - Sales and Marketing, subject to the by-laws of Platinum and the supervision of the Chief Executive Officer and the Board of Directors of Platinum. You also agree to perform such other duties and services as may be entrusted to you by the Chief Executive Officer and the Board of Directors that are consistent with your position and title and shall report to the Chief Executive Officer of Platinum. Your place of employment shall be Downers Grove, Illinois. You agree to discharge your responsibilities diligently, in good faith, and to the best of your abilities and to at all times give Platinum full information and truthful explanation of all matters relative to your employment responsibilities. You shall devote all of your time during ordinary business hours to the interests and business of Platinum and shall not, except as otherwise agreed to by the Board of Directors, work with or receive any compensation or consideration from any other party for services performed or to be performed by you.

     2. Your employment will be for a term of three (3) years and four (4) months, beginning July 1, 1996 (the "Term"), at the annual base salary of $250,000.00, less withholding, which will be paid every other week according Platinum's regular schedule. You shall also be entitled to receive a bonus in the amount of $25,000.00 in each December occurring during the Term. You shall also be entitled to receive further incentive compensation (determined and based on an annual basis) for achieving sales results that meet performance goals established from time to time by Platinum. In addition, during the term of your employment, you and your family will be entitled to participate in Platinum's regular health and dental insurance plan under Platinum's policies with respect to such plans. During each annual period of your employment you shall be entitled to three (3) weeks of vacation (provided, however, that no vacation time shall be taken during the first six
(6) months of this agreement except by the mutual agreement of you and Platinum), and five (5) personal leave days. You shall also be eligible to

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Lynne Hoffman-Engel
July 1, 1996


participate in the 401(K), life insurance, and all other benefit plans of Platinum under Platinum's policies with respect to such plans for its employees. You shall also be reimbursed for reasonable expenses incurred by you for promoting the business of Platinum and in performance of your duties hereunder in accordance with Platinum's expense policies. You will be issued a company credit card and long distance telephone charge card.

     3. (a) In further consideration of your services hereunder, Platinum agrees to grant to you an option (the "Purchase Option") to purchase an aggregate of Twenty Thousand (20,000) shares of Platinum's common stock (adjusted for any stock splits or stock dividends) at a purchase price equal to the closing share price of such stock as reported by NASDAQ as of the date of the next annual meeting of shareholders of Platinum (the "Grant Date"). The Purchase Option shall be exercisable with respect to a portion of the shares subject to the Purchase Option over the course of the option period as follows: up to and including one-third (1/3) of the shares subject to the Purchase Option shall be exercisable on and after the first anniversary of the Grant Date; up to and including two thirds (2/3) of the shares subject to the Purchase Option shall be exercisable on and after the second anniversary of the Grant Date; and up to and including one hundred percent (100%) of the shares subject to the Purchase Option shall be exercisable on and after the third anniversary of the Grant Date. The Purchase Option shall be subject to the provisions of a separate stock option agreement and Platinum's Stock Option Plan dated as of the Grant Date.


         (b) Platinum agrees to reimburse you for the cost of moving your possessions from your home in Scarsdale, New York (the "Home") to 661
Robinwood Court, Wheaton, Illinois (the "Rental Home"). You shall be entitled to occupy the Rental Home for the period of July 1, 1996, through June 30, 1997. Your occupancy of the Rental Home shall be without charge other than the cost of water, utilities, telephone, cable television, and other similar costs (which you shall be responsible for) until the earlier of
(i) January 1, 1997 or (ii) the closing of the sale of the Home (the "Rent Commencement Date"). Upon the occurrence of the Rent Commencement Date, you shall have the option to elect to either (i) rent the Rental Home for a period of one year commencing on the Rent Commencement Date at a rental price determined in accordance with comparable market rental rates or (ii) purchase the Rental Home for a price equal to the amount of all mortgages on the Rental Home outstanding as of the Rent Commencement Date. In the event you elect to purchase the Rental Home, you agree to pay rent for the occupancy of the Rental Home at a rental price determined in accordance with comparable market rental rates for the period commencing on the Rent Commencement Date and ending on the date of


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Lynne Hoffman-Engel
July 1, 1996


the closing of the purchase of the Rental Home.

     14. Unless otherwise mutually extended, this agreement shall terminate on November 1, 1999, or the first to occur of the following:

          (a)  Your death.

          (b) Your absence or inability to render the services required hereunder by reason of a state of physical or mental incapacity for more than a period of two (2) consecutive months and upon thirty (30) days prior written notice by Platinum to you of an intent to terminate because of such absence or inability.

          (c) Your malfeasance or misperformance of your obligations under this agreement, or your dishonest, fraudulent or criminal act.

     5. You agree that, during the term of this agreement and at all times thereafter, you will maintain the confidentiality of all Confidential Information regarding Platinum and its subsidiaries, affiliates, successors, and assigns (hereinafter collectively the "Protected Entities") that you have, or will have received or had access to as an employee, officer or director and that you will not make any disclosure thereof to anyone else except as to matters that have been the subject of public announcement or disclosure or except as required by law. "Confidential Information" shall mean any information maintained in confidence that is owned or possessed by a Protected Entity relating to the business or affairs of the Protected Entities, including but not limited to information relating to plans, developments, financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, inventions, improvements, copyrightable work, or other proprietary information used by the Protected Entities in connection with their businesses.

     6. This agreement (a) represents the entire agreement between you and Platinum; (b) is not to be amended, supplemented, varied or discharged except by an instrument in writing; (c) may be executed in counterparts, each of which shall be deemed an original; and (d) shall be interpreted in accordance with and in all respects governed by the laws of the State of Illinois. If any provision of this agreement is declared void, or otherwise unenforceable, such


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Lynne Hoffman-Engel
July 1, 1996


provision shall be deemed to have been severed from this agreement, which shall otherwise remain in full force and effect.

     If the foregoing correctly states our agreement, please so confirm by signing below where indicated.



                                        Platinum Entertainment, Inc.



                                        By: /s/ Thomas Leavens
                                            ---------------------------------


Accepted and Agreed:


/s/ Lynne Hoffman-Engel
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Lynne Hoffman-Engel